Exhibit 99.1

PRESS RELEASE

Contact:	Investors:
Symmetry Medical Inc.	The Ruth Group
Fred L. Hite	Nick Laudico/R.J. Pellegrino
Senior Vice President	(646) 536-7030/7009
Chief Financial Officer	nlaudico@theruthgroup.com
(574) 371-2218	rpellegrino@theruthgroup.com

Media:
The Ruth Group
Jason Rando
(646) 536-7025
jrando@theruthgroup.com

Symmetry Medical Signs Exclusive Supply and Services Agreement with OrthoPediatrics Corp.

Warsaw, Indiana, January 25, 2010 – Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopedic device industry and other medical markets, announced today it has entered into an exclusive five-year supply agreement with OrthoPediatrics Corp., a Warsaw, Indiana-based bio-science company that develops, designs and distributes anatomically appropriate orthopedic implants and solutions for pediatric and small stature patients.

Under terms of the agreement, Symmetry will serve as a manufacturer of implants, instruments and cases, and provide engineering resources, inventory management, warehousing and full supply chain management services through Symmetry’s Total Solutions® offering, which is ideal for companies like OrthoPediatrics. New product development services will be provided by Symmetry’s Design and Development Center.  Finished products and kitted sets will be shipped direct from Symmetry to distributors and hospitals.

Revenues to Symmetry from the exclusive supply of products, supply chain management and product development services agreement are expected to total approximately $3 million in 2010. In addition, Symmetry will receive fees for inventory management, warehousing, and supply chain management services. The nature of the agreement enables Symmetry to participate in the success of OrthoPediatrics and their new product introductions in the market.

Brian Moore, President and Chief Executive Officer of Symmetry Medical, stated, “Our agreement with OrthoPediatrics is consistent with our strategy to deliver more Total Solutions® services to our customers, from prototype manufacturing to delivery and supply chain management. By providing a top to bottom solution, we expect to be able to help OrthoPediatrics decrease their cost and significantly improve time to market with their products. We are confident that Symmetry is well positioned to continue expanding these types of complete services to both our large and small customers.”

“This is a unique offering not typically seen in the orthopedics industry and will bring a level of efficiency to OrthoPediatrics that only comes with years of experience,” said Nick Deeter, OrthoPediatrics Co-Founder, Chairman, President and CEO.  “Symmetry is a great match for OrthoPediatrics.  They are a strong company with an entrepreneurial team that believes in our cause to help children.”

 “This exciting relationship between Symmetry and OrthoPediatrics allows both companies to leverage their individual expertise and grow in a challenging economy.  It also showcases how Indiana companies can creatively work together to truly create a win-win relationship,” said Mitch Roob, Secretary of Commerce and Chief Executive Officer of the Indiana Economic Development Corporation who recently visited with both companies in Warsaw.

About Symmetry Medical, Inc.

Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market. For more information, please visit www.SymmetryMedical.com.